UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: August 20, 2012

ATP OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number: 001-32647

Texas	76-0362774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 Post Oak Place, Suite 100

Houston, Texas 77027

(Address of principal executive offices)

(Zip Code)

(713) 622-3311

(Registrant’s telephone number, including area code)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 20, 2012, ATP Oil & Gas Corporation (the “Company”) received a letter from The NASDAQ Stock Market (“NASDAQ”) notifying the Company that in accordance with Listing Rules 5101, 5110(b), and IM-5101-1, the staff of NASDAQ has determined that the Company’s common stock will be delisted from NASDAQ.

The NASDAQ staff reached its decision under NASDAQ Listing Rules 5101, 5110(b), and IM-5101-1 based upon the Company’s bankruptcy filing and the associated public interest concerns raised by it, concerns regarding the residual equity interest of the existing listed securities holders and concerns about the Company’s ability to sustain compliance with all requirements for continued listing on NASDAQ. The delinquent filing of the Company’s Form 10-Q for the period ended June 30, 2012 serves as an additional basis.

Given the continued listing requirements, the early status of the bankruptcy case and the demands the bankruptcy case has posed on the Company’s resources, the Company does not plan to appeal the NASDAQ staff’s determination to delist the Company’s common stock. Accordingly, trading of the Company’s common stock will be suspended at the opening of business on August 29, 2012, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s common stock from listing and registration on NASDAQ.

After the Company’s common stock is delisted by NASDAQ, it may trade on the OTC Markets Group Inc. (the “Pink Sheets”) or the OTC Bulletin Board (“OTCBB”). The Company’s stock will be eligible for trading only on the Pink Sheets unless and until it is eligible for trading on the OTCBB. OTCBB trading may occur only if a market maker applies to quote the Company’s common stock; however, a potential market maker’s application to quote the Company’s common stock on OTCBB will not be cleared until the Company is current in its reporting obligations under the Securities Exchange Act of 1934. There is no assurance that the Company will become current in its reporting obligations, that any market maker will apply to quote the Company’s common stock or that the Company’s common stock will become eligible to trade on the OTCBB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned and thereunto duly authorized.

ATP Oil & Gas Corporation

Date: August 23, 2012	By:	/s/ Albert L. Reese Jr.
Albert L. Reese Jr. Chief Financial Officer